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EXHIBIT 99.1

WASHINGTON MUTUAL, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE

        The purposes of the Washington Mutual, Inc. 2002 Employee Stock Purchase Plan (the "Plan") are (a) to assist employees of Washington Mutual, Inc., a Washington corporation (the "Company"), and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code of 1986, as amended, and (b) to encourage employees to remain in the employ of the Company and its subsidiaries.

SECTION 2.    DEFINITIONS

        For purposes of the Plan, the following terms shall be defined as set forth below:

        "Additional Shares" has the meaning set forth in Section 6.

        "Affiliate" means any corporation, a majority of the voting stock of which is directly or indirectly owned by the Company.

        "Board" means the Board of Directors of the Company.

        "Cash Payment" has the meaning set forth in Section 9.1.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Committee" means the Company's Directors Compensation and Stock Option Committee or any other Board committee appointed by the Board to administer the Plan. Each member of the Committee will remain a member for the duration of the Plan, unless such member resigns or is removed earlier by majority vote of the Board.

        "Company" means Washington Mutual, Inc., a Washington corporation.

        "Designated Subsidiary" means any domestic Subsidiary Corporation or any other Subsidiary Corporation designated as such by the Board or the Committee.

        "Eligible Compensation" means the gross amount of wages, salaries and fees for personal services paid or accrued by the Company or a Designated Subsidiary to an Eligible Employee during any period under consideration pursuant to the terms of the Plan. Such compensation shall include commissions, production incentive compensation, bonuses and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or a Designated Subsidiary as an Eligible Employee and to the extent the amounts are includable in gross income. Such compensation shall exclude severance pay, moving expenses, long-term disability insurance payments, compensatory time, other fringe benefits or amounts attributable to any employee benefit plan (including, without limitation (i) distributions from a deferred compensation plan, except amounts received from an unfunded, nonqualified plan in the year such amounts are includable in the Eligible Employee's gross income and (ii) amounts contributed by the Company for the Eligible Employee to any deferred compensation program or toward the purchase of a 403(b) annuity contract for the Eligible Employee, regardless of whether such contributions are excludible from the gross income of the Eligible Employee), amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and amounts not otherwise described in this sentence that receive special tax benefits.

        "Eligible Employee" means any employee (including officers and directors who are also employees) of the Company or a Designated Subsidiary who is in the employ of the Company or any Designated Subsidiary on one or more Offering Dates and who meets the following criteria:

          (a)  the employee does not, immediately after the Option is granted, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation;

          (b)  the employee's customary employment is for 20 hours or more per week or any lesser number of hours established by the Plan Administrator for a future Offering;

          (c)  if specified by the Plan Administrator for any future Offerings, the employee customarily works a minimum of five months per year or any lesser period of time established by the Plan Administrator; and

          (d)  except as otherwise provided in Section 7.2, the employee has been employed for a minimum of one month prior to the first day of an Offering or any lesser or greater minimum employment period not to exceed two years that is established by the Plan Administrator for a future Offering. If a former Eligible Employee becomes an Eligible Employee again, all prior periods as an Eligible Employee shall be aggregated to determine whether the requirement of the preceding sentence has been met. An employee of a company acquired by the Company may count his or her time of employment with that company for purposes of satisfying the minimum employment period required by this subparagraph (d).

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

As a condition of participation, an Eligible Employee must agree in writing to provide all such forms and agreements as may be required by the Company or the Plan Administrator for the proper administration of the Plan and agree to the transfer of any amounts held under the Plan to any successor Plan Administrator selected by the Committee.

        "Enrollment Period" has the meaning set forth in Section 7.1.

        "ESPP Broker" has the meaning set forth in Section 10.2.

        "Fair Market Value" of a share of Stock on any given date shall be:

          (a)  The closing price of the Stock as traded on the New York Stock Exchange as published in The New York Times or The Wall Street Journal, on the specified date or, if no such price is available for the specified date, the price on the last preceding day for which such price exists.

          (b)  If the Stock is not traded as described in subparagraph (a), the value determined in good faith by the Committee or the Board.

        "Offering" has the meaning set forth in Section 5.1.

        "Offering Date" means the first day of an Offering.

        "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

        "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Participant" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 7 and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

        "Payroll Deductions" has the meaning set forth in Section 9.1.

        "Plan" means the Washington Mutual, Inc. 2002 Employee Stock Purchase Plan.

        "Plan Administrator" has the meaning set forth in Section 3.1.

        "Plan Year" means the 12-month period beginning each January 1, except that the first Plan Year shall begin July 1, 2002 and end December 31, 2002.

        "Purchase Date" means the last day of each Purchase Period.

        "Purchase Period" has the meaning set forth in Section 5.2.

        "Purchase Price" has the meaning set forth in Section 6.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stock" means the common stock of the Company, no par value.

        "Subscription" has the meaning set forth in Section 7.1.

        "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.    ADMINISTRATION

3.1    Plan Administrator

        The Plan shall be administered by the Board and/or the Committee or, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer (each, the "Plan Administrator"). Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

3.2    Administration and Interpretation by the Plan Administrator

        Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate ministerial duties to such of the Company's other officers or employees as the Plan Administrator so determines.

SECTION 4.    STOCK SUBJECT TO PLAN

        Subject to adjustment from time to time as provided in Section 19.1, the maximum number of shares of Stock that shall be available for issuance under the Plan shall be:

          (a)  500,000 shares, plus

          (b)  an annual increase to be added as of the first day of the Company's fiscal year beginning in 2003 equal to the least of (i) 250,000 shares and (ii) 0.1% of the outstanding shares of Stock as of the end of the Company's immediately preceding fiscal year on a fully diluted basis (assuming exercise of all outstanding options and warrants and conversion of all outstanding convertible preferred stock) and (iii) a lesser amount determined by the Board; provided, however, that any shares from any increases in previous years that are not actually issued shall continue to be included in the aggregate number of shares available for issuance under the Plan; plus

          (c)  any authorized shares not issued under the Washington Mutual Employees' Stock Purchase Plan, as amended (the "Prior Plan"), for the purchase period ending June 30, 2002, up to an aggregate maximum of 956,699 shares, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

        Shares issued under the Plan shall be drawn from authorized and unissued shares or from shares subsequently acquired by the Company.

SECTION 5.    OFFERING DATES

5.1    Offerings

          (a)  Except as otherwise set forth below, the Plan shall be implemented by a series of offerings that each last six months (each, an "Offering"), such Offerings to commence on January 1 and July 1 of each year and to end on the next June 30 and December 31, respectively. The first Offering shall begin on July 1, 2002 and shall end on December 31, 2002.

          (b)  Notwithstanding the foregoing, the Plan Administrator may establish (i) a different term for the initial Offering or for one or more future Offerings and (ii) different commencing and ending dates for any such Offerings; provided, however, that an Offering may not exceed 27 months.

          (c)  In the event the first or the last day of an Offering is not a regular business day, then the first day of the Offering shall be deemed to be the next regular business day and the last day of the Offering shall be deemed to be the last preceding regular business day.

5.2    Purchase Periods

          (a)  Each Offering shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, a Purchase Period shall commence on January 1 and July 1 of each year and shall end on the next June 30 and December 31, respectively. The first Purchase Period shall begin on July 1, 2002 and shall end on December 31, 2002.

          (b)  Notwithstanding the foregoing, the Plan Administrator may establish (i) a different term for the initial Purchase Period or for one or more future Purchase Periods and (ii) different commencing and ending dates for any such Purchase Periods.

          (c)  In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6.    PURCHASE PRICE

          (a)  The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option shall be 85% of the lesser of (i) the Fair Market Value of the Stock on the Offering Date of such Offering and (ii) the Fair Market Value of the Stock on a Purchase Date during the Offering.

          (b)  Notwithstanding the foregoing, if an increase in the number of shares authorized for issuance under the Plan (other than an annual increase pursuant to Section 4) is approved and all or a portion of such additional shares are to be issued during one or more Offerings that are underway at the time of shareholder approval of such increase (the "Additional Shares"), then, if as of the date of such shareholder approval, the Fair Market Value of a share of Stock is higher than the Fair Market Value on the Offering Date for any such Offering, the Purchase Price for the Additional Shares shall be 85% of the lesser of (i) the Stock's Fair Market Value on the date of such shareholder approval and (ii) the Fair Market Value of the Stock on the Purchase Date.

SECTION 7.    PARTICIPATION IN THE PLAN

7.1    Initial Participation

        An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") a subscription (the "Subscription"):

          (a)  indicating the Eligible Employee's election to participate in the Plan;

          (b)  authorizing Cash Payments or Payroll Deductions and stating the amount to be deducted regularly from the Participant's Eligible Compensation; and

          (c)  authorizing the purchase of Stock for the Participant in each Purchase Period.

        An Eligible Employee who does not deliver a Subscription as provided above during the Enrollment Period shall not participate in the Plan for that Offering or for any subsequent Offering unless such Eligible Employee subsequently enrolls in the Plan by filing a Subscription with the Company during the Enrollment Period for such subsequent Offering. For the first Offering, each participant in the Prior Plan as of June 30, 2002 will be deemed to have delivered a Subscription to the Plan Administrator that authorizes that method of payment (cash payments or payroll deductions) elected by such participant under the Prior Plan and, in the case of payroll deductions, the same percentage of compensation elected under the Prior Plan shall apply to participation in the Plan, provided such participant is an Eligible Employee as of the Offering Date and has not affirmatively elected to withdraw from the Plan or change the type or amount of contributions under the Plan by delivering a new Subscription to the Company. The Company may, from time to time, change the Enrollment Period for a future Offering as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

        Except as otherwise provided in Section 7.2, an employee who becomes eligible to participate in the Plan after an Offering has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time.

7.2    Alternative Initial Participation

        Notwithstanding any other provision of the Plan, the Board or the Committee may provide that any employee of the Company or any Designated Subsidiary who first qualifies as an Eligible Employee after an Offering Date shall, on a date or dates specified in the Offering that coincide with the day on which such person first meets such requirements or that occur on a specified date thereafter, receive an Option under that Offering which Option shall thereafter be deemed to be a part of that Offering. Until otherwise provided by the Board or the Committee for a future Offering, any employee of the Company or any Designated Subsidiary who has been employed for a minimum of one month prior to the first day of the second calendar quarter during an Offering and otherwise qualifies as an Eligible Employee as of such date shall receive an Option under that Offering, provided such employee delivers a Subscription in accordance with Section 7.1.

        Any Option granted pursuant to this Section 7.2 shall have the same characteristics as any Options originally granted under the Offering, except that

          (a)  the date on which such Option is granted shall be the "Offering Date" of such Option for all purposes, including determining the Purchase Price of such Option; provided, however, that if the Fair Market Value of the Stock on the date on which such Option is granted is less than the Fair Market Value of the Stock on the first day of the Offering, then, solely for the purpose of determining the Purchase Price of such Option, the first day of the Offering shall be the "Offering Date" for such Option;

          (b)  the Purchase Period(s) for such Option shall begin on its Offering Date and end coincident with the remaining Purchase Date(s) for such Offering; and

          (c)  the Board or the Committee may provide that if such person first meets such requirements within a specified period of time before the end of a Purchase Period for such Offering, he or she will not receive an Option for that Purchase Period.

7.3    Continued Participation

        A Participant who has elected to participate in an Offering shall automatically participate in the next Offering until such time as such Participant withdraws from the Plan pursuant to Section 11.2 or terminates employment as provided in Section 12.

SECTION 8.    LIMITATIONS ON RIGHT TO PURCHASE SHARES

8.1    Number of Shares Purchased

          (a)  No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) with a Fair Market Value exceeding $25,000 (such value determined as of the Offering Date for each Offering or such other limit as may be imposed by the Code) in any calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 8.1).

          (b)  A Participant may not purchase more than 2,000 shares of Stock during any Purchase Period or any Plan Year, except that a Participant may not purchase more than 1,000 shares of Stock under the Plan during the first Plan Year beginning July 1, 2002 and ending December 31, 2002.

          (c)  For a future Offering, the Board or the Committee may specify a different maximum number of shares of Stock that may be purchased by any Participant during a Purchase Period or other specified period, as well as specifying a maximum aggregate number of shares that may be purchased by all Participants during a specified period.

8.2    Pro Rata Allocation

        In the event the number of shares of Stock that might be purchased by all Participants exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan unless the Plan Administrator determines otherwise for a future Offering.

SECTION 9.    PURCHASE OF STOCK

9.1    General Rules

        A Participant may pay for Stock that is acquired pursuant to the exercise of all or any portion of an Option by (a) making a cash payment to his or her employer that shall be at least 1% but may not exceed 10% of his or her Eligible Compensation (a "Cash Payment") and/or (b) directing his or her employer to withhold a fixed dollar amount or percentage of his or her Eligible Compensation that shall be at least 1% but shall not exceed 10% of his or her Eligible Compensation for any Plan Year (a "Payroll Deduction"); provided, however, that if a Participant elects to make a combination of Cash Payments and Payroll Deductions, such Participant's aggregated contributions may not exceed 10% of his or her Eligible Compensation; and provided further that the Board or the Committee may specify different percentage limitations for a future Offering or Plan Year. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

9.2    Method of Payment

          (a)  A Participant may make Cash Payments to the Participant's employer in such manner as is provided by the Committee. Any Cash Payment elected to be made by a Participant shall be made by a deadline specified by the Committee that shall not be later than the close of the Plan Year.

          (b)  Payroll Deductions shall commence on the first payday following an Offering Date and shall continue through the last payday of the Offering unless sooner altered or terminated as provided in the Plan.

9.3    Memorandum Accounts

        Individual accounts shall be maintained for each Participant for memorandum purposes only. All Cash Payments and/or Payroll Deductions from a Participant's Eligible Compensation shall be credited to such account but shall be deposited with the general funds of the Company. All Cash Payments and/or Payroll Deductions received or held by the Company may be used by the Company for any corporate purpose.

9.4    No Interest

        No interest shall be paid on Cash Payments and/or Payroll Deductions received or held by the Company.

9.5    Acquisition of Stock

        On each Purchase Date of an Offering, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Stock arrived at by dividing the total amount of the Participant's accumulated Cash Payments and/or Payroll Deductions for the Purchase Period by the Purchase Price, including fractional shares, unless the Plan Administrator has determined for a future Offering that fractional shares may not be issued under the Plan; provided that the number of shares of Stock purchased by the Participant shall not exceed the limitation on the number of shares for which Options have been granted to the Participant pursuant to Section 8.1.

9.6    Refund of Excess Amounts

        If the purchase of fractional shares is not permitted for any future Offering, any cash balance remaining in the Participant's account at the termination of a Purchase Period that is not sufficient to purchase a whole share of Stock shall be applied to the purchase of Stock in the next Purchase Period, provided the Participant participates in the next Purchase Period and the purchase complies with Section 8.1. All other amounts remaining in a Participant's account after a Purchase Date shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest.

9.7    Withholding Obligations

        At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, a Participant shall make adequate provision for local, state, federal and foreign withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.8    Termination of Participation

        No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in a current Offering or the Plan has terminated on or before such Purchase Date or if the Participant has otherwise terminated employment prior to a Purchase Date.

9.9    Procedural Matters

        The Company may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, as set forth in Section 11.1, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.10    Leaves of Absence

        During leaves of absence approved by the Company and meeting the requirements of the applicable treasury regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by delivering cash payments to the Company on the Participant's normal paydays equal to the amount of his or her Cash Payments and/or Payroll Deductions under the Plan had the Participant not taken a leave of absence. Currently, the treasury regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant's reemployment rights are guaranteed by statute or contract.

SECTION 10.    STOCK PURCHASED UNDER THE PLAN

10.1    Restrictions on Transfer of Stock

          (a)  Shares of Stock purchased under the Plan may be registered in the name of a nominee or held in such other manner as the Plan Administrator determines to be appropriate. Each Participant will be the beneficial owner of the Stock purchased under the Plan and will have all rights of beneficial ownership in such Stock, except that the Participant may not transfer or otherwise dispose of such Stock for any period of time (a "Holding Period") following the Purchase Date for such Stock specified for any future Offering by the Board or the Committee.

          (b)  The Company or the ESPP Broker will retain custody of the Stock purchased under the Plan for a period of time ending no earlier than the expiration of any Holding Period. A book entry stock account will be established in each Participant's name (a "Stock Account").

          (c)  Cash dividends paid on Stock in a Participant's Stock Account due to any Holding Period or because the Participant has not made a request for delivery shall be used by the custodian of such Stock to purchase additional shares of Stock, which shall be credited to the Participant's Stock Account. Dividends paid in the form of shares of Stock with respect to Stock in a Participant's Stock Account shall be credited to such Stock Account. Stock credited to a Participant's Stock Account due to cash or stock dividends with respect to Stock that is subject to any Holding Period shall be restricted for the same period as the Stock with respect to which the dividend was paid.

          (d)  Upon termination of the Participant's employment because of retirement, disability or death, any Holding Period will be deemed to be satisfied as of the date of such termination.

10.2    ESPP Broker

        If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "ESPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time after expiration of a Holding Period set forth in Section 10.1(a), but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the holding periods set forth above have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Stock with respect to Stock in a Participant's account shall be credited to such account. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.3    Notice of Disposition

        By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

SECTION 11.    CHANGES IN WITHHOLDING AMOUNTS AND VOLUNTARY WITHDRAWAL

11.1    Changes in Withholding Amounts

          (a)  Unless the Plan Administrator establishes otherwise for a future Offering, during a Purchase Period, a Participant may elect to reduce Payroll Deductions to 0% by completing and filing with the Company an amended Subscription authorizing cessation of Payroll Deductions. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing the amended Subscription, provided the amended Subscription is filed prior to any date required by the Plan Administrator. If not filed prior to such date, the change in rate shall be effective as of the beginning of the next succeeding payroll period. All Payroll Deductions accrued by a Participant as of such effective date shall continue to be applied toward the purchase of Stock on the Purchase Date, unless a Participant withdraws from the Plan pursuant to Section 11.2. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

          (b)  Unless the Plan Administrator determines otherwise for a future Offering, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Purchase Periods within an Offering by filing with the Plan Administrator an amended Subscription; provided, however, that notice of such election must be delivered to the Plan Administrator at least ten days prior to such Purchase Period in such form and in accordance with such terms as the Plan Administrator may establish for an Offering. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

          (c)  Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and Section 8.1, a Participant's Payroll Deductions or Cash Payments shall be decreased to 0% during any Purchase Period if the aggregate of all the Participant's Payroll Deductions or Cash Payments accumulated with respect to one or more Purchase Periods ending within the same calendar year exceeds $25,000 of Fair Market Value of the Stock determined as of the first day of an Offering ($21,250 to the extent the Purchase Price may be 85% of the Fair Market Value of the Stock on the Offering Date of the Offering). Payroll Deductions or Cash Payments shall re-commence at the rate provided in such Participant's Subscription at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless the Participant terminates participation in the Plan as provided in Section 11.2 or indicates otherwise in an amended Subscription. Also notwithstanding the foregoing, a Participant's Payroll Deductions or Cash Payments shall be decreased to 0% at such time that the aggregate of all Payroll Deductions or Cash Payments accumulated with respect to an Offering exceeds the amount necessary to purchase (i) 2,000 shares of Stock in any Purchase Period or Plan Year (or such other number as the Board or Committee shall specify for a future Offering). Payroll Deductions or Cash Payments shall re-commence at the rate provided in such Participant's Subscription at the beginning of the next Purchase Period, provided the Participant continues to participate in the Plan and such participation complies with Section 8.1.

11.2    Withdrawal From the Plan

        A Participant may withdraw from the Plan by completing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such notice must be delivered prior to the end of the Purchase Period for which such withdrawal is to be effective, or by any other date specified by the Plan Administrator for a future Offering.

11.3    Notice of Withdrawal; Effect of Withdrawal on Prior Purchase Periods; Re-enrollment in the Plan

          (a)  The Company may, from time to time, impose a requirement that any notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant's withdrawal.

          (b)  If a Participant withdraws from the Plan after the Purchase Date for a Purchase Period, the withdrawal shall not affect Stock acquired by the Participant in any earlier Purchase Periods.

          (c)  In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may participate in any subsequent Offering by again satisfying the definition of Eligible Employee and re-enrolling in the Plan in accordance with Section 7.

11.4    Return of Cash Payments and/or Payroll Deductions

        Upon withdrawal from the Plan pursuant to Section 11.2, the withdrawing Participant's accumulated Cash Payments and/or Payroll Deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Plan shall terminate. Such accumulated Cash Payments and/or Payroll Deductions may not be applied to any other Offering under the Plan.

SECTION 12.    TERMINATION OF EMPLOYMENT

          (a)  Termination of a Participant's employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. The Cash Payments and/or Payroll Deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative or designated beneficiary as provided in Section 13.2, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

          (b)  The former Participant's account may be continued with the Plan Administrator at the Participant's expense, or the account may be closed after which a stock certificate for the full number of shares in the account will be delivered to the former Participant with a check for any fractional shares and cash in the account.

SECTION 13.    RESTRICTIONS ON ASSIGNMENT

13.1    Transferability

        An Option granted under the Plan shall not be transferable, and such Option shall be exercisable during the Participant's lifetime only by the Participant. The Company will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option. Any attempted assignment, transfer, pledge or other disposition of any rights under the Plan shall be null and void, and shall automatically terminate all rights of a Participant under the Plan.

13.2    Beneficiary Designation

        A Participant may designate on a Company-approved form a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event that the Participant dies after the Purchase Date for an Offering but prior to delivery to such Participant of such shares and cash. In addition, a Participant may designate on a Company-approved form a beneficiary who is to receive any cash from the Participant's account under the Plan in the event that the Participant dies before the Purchase Date for an Offering. Such designation may be changed by the Participant at any time by written notice to Employee Benefits or other individual performing similar functions.

SECTION 14.    NO RIGHTS AS SHAREHOLDER UNTIL SHARES ISSUED

        With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, a certificate or its equivalent has been issued to the Participant for the shares following exercise of the Participant's Option.

SECTION 15.    LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

        The Plan is intended to provide Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his or her own affairs. Subject to the limitations set forth in Section 10, therefore, a Participant may sell Stock purchased under the Plan at any time he or she chooses subject to compliance with Company policies and any applicable federal and state securities laws. A Participant assumes the risk of any market fluctuations in the price of the Stock.

SECTION 16. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

          (a)  The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the total number of shares as to which Options may be granted under the Plan, (ii) modify the class of employees eligible to receive Options, or (iii) otherwise require shareholder approval under any applicable law or regulation; and provided, further, that, except as provided in this Section 16, no amendment to the Plan shall make any change in any Option previously granted that adversely affects the rights of any Participant.

          (b)  The Plan shall continue in effect for ten years after the date of its adoption by the Board. Notwithstanding the foregoing, the Board or the Committee may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no Options shall be granted.

          (c)  Except as provided in Section 19, no such termination of the Plan may affect Options previously granted, provided that the Plan or an Offering may be terminated by the Board or the Committee on a Purchase Date or by the Board's or the Committee's setting a new Purchase Date with respect to an Offering and a Purchase Period then in progress if the Board or the Committee determines that termination of the Plan and/or the Offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.

SECTION 17.    NO RIGHTS AS AN EMPLOYEE

        Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company or a Parent Corporation or Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 18.    EFFECT UPON OTHER PLANS

        The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company, a Parent Corporation or Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 19.    ADJUSTMENTS

19.1    Adjustment to Shares

        The maximum number and kind of shares of Stock with respect to which Options hereunder may be granted and which are the subject of outstanding Options shall be adjusted by way of increase or decrease as the Committee determines (in its sole discretion) to be appropriate, in the event that:

          (a)  the Company effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

          (b)  the Company or an Affiliate engages in a transaction to which Code Section 424(a) applies; or

          (c)  there occurs any other event that in the judgment of the Board or the Committee necessitates such action;

provided, however, that if an event described in subparagraph (a) or (b) above occurs, the Board or the Committee shall make adjustments to the limits on purchases specified in Section 8.1(b) that are proportionate to the modifications of the Stock that are on account of such corporate changes.

19.2    Dissolution or Liquidation of the Company

        In the event of the proposed dissolution or liquidation of the Company, the Offering then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board or the Committee. The new Purchase Date shall be a specified date before the date of the Company's proposed dissolution or liquidation. The Board shall notify each Participant in writing prior to the new Purchase Date that the Purchase Date for the Participant's Option has been changed to the new Purchase Date and that the Participant's Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11.

19.3    Company Transaction

        Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (a "Company Transaction"), each outstanding Option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the "Successor Company"). In the event that the Successor Company refuses to assume or substitute for the Option, any Offering then in progress shall be shortened by setting a new Purchase Date. The new Purchase Date shall be a specified date before the date of the Company Transaction. The Plan Administrator shall notify each Participant in writing, prior to the new Purchase Date, that the Purchase Date for the Participant's Option has been changed to the new Purchase Date and that the Participant's Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11.

19.4    Limitations

        The grant of Options shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 20.    REGISTRATION; CERTIFICATES FOR SHARES

        Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

        The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

        To the extent that the Plan or any instrument evidencing shares of Stock provides for issuance of stock certificates to reflect the issuance of such shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

SECTION 21.    EFFECTIVE DATE

        The Plan shall become effective on the date it is approved by the Company's shareholders, so long as such approval is obtained within 12 months of the date on which the Plan was adopted by the Board.

        Adopted by the Board on January 15, 2002 and approved by the shareholders on April 16, 2002.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS
SUMMARY PAGE

Date of Board or Committee Action	Action	Section/Effect of Amendment	Date of Stockholder Approval
January 15, 2002	Initial Plan Adoption		April 16, 2002
May 16, 2002
	Committee amended and restated the Plan as follows: (1) Section 5.1(b)—deleted language that an Offering may be up to five years; (2) Section 7.1—added language permitting automatic enrollment in the first Offering by participants in the Employees' Stock Purchase Program as of June 30, 2002; (3) Section 9.1—added clarifying language that aggregate contributions by a Participant cannot exceed 10% of Eligible Compensation; and (4) Section 11.2— deleted language permitting withdrawal from an Offering.		Not required

QuickLinks

  EXHIBIT 99.1
WASHINGTON MUTUAL, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN
SECTION 16. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN
PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS SUMMARY PAGE